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                                                                      EXHIBIT 16

December 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated December 23, 2002, of Team America, Inc. and are in agreement with the statements contained in paragraphs i, iii, and iv and the first sentence of paragraph ii on page 1 therein. With respect to the second sentence of paragraph ii on page 1 therein, we are in agreement with the statement as it relates to the report by the prior principal accountant, Arthur Andersen LLP, dated March 27, 2002. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                            /s/ Ernst & Young LLP